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                                                                     EXHIBIT 5.1

                           Drinker Biddle & Reath LLP
                                One Logan Square
                             18th and Cherry Streets
                           Philadelphia, PA 19103-6996


                                                    July 10, 2001


Pennsylvania Real Estate Investment Trust
The Bellevue
200 S. Broad Street
Philadelphia, Pennsylvania  19102


Ladies and Gentlemen:

         We have acted as counsel to Pennsylvania Real Estate Investment Trust, a Pennsylvania unincorporated association in business trust form (the "Company"), in connection with a registration statement on Form S-3 (No. 33-61115, effective September 11, 1995) (as amended to the date hereof, the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), covering $200,000,000 in aggregate public offering price of Debt Securities, Preferred Shares, Shares of Beneficial Interest, $1.00 par value per share (the "Shares"), Share Warrants and Shareholder Rights and in connection with the offering under the Registration Statement, pursuant to a Prospectus and Prospectus Supplement each dated July 10, 2001 (collectively, the "Prospectus"), of (i) 2,000,000 shares (the "Firm Shares") and, (ii) up to an additional 300,000 Shares which the underwriters will have the option to purchase solely for the purpose of covering over-allotments (the "Option Shares"). All of the Firm Shares and the Option Shares will be sold by the underwriters for whom Lehman Brothers Inc. are acting as representatives (the "Underwriters").

         In this connection, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the Trust Agreement and By-laws of the Company as amended through the date hereof, resolutions of the Company's Board of Trustees and such other documents and corporate records relating to the Company and the issuance of the Firm Shares and Option Shares as we have deemed appropriate for the purpose of rendering this opinion. We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States and law of the Commonwealth of Pennsylvania.

         In all cases, we have assumed the legal capacity of each natural person signing any of the documents and corporate records examined by us, the genuiness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies and the accuracy and completeness of all corporate records and other information made available to us by the Company.


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         On the basis of the foregoing, it is our opinion that (i) appropriate corporate action has been taken to authorize the sale and issuance of the Firm Shares and the Option Shares, and (ii) when issued and sold pursuant to the terms of the Underwriting Agreement, such Firm Shares and the Option Shares will be validly issued, fully paid and nonassessable.

         We hereby consent to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Securities Act.

                                              Very truly yours,

                                              /s/ Drinker Biddle & Reath LLP
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                                              DRINKER BIDDLE & REATH LLP

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